EXHIBIT 99.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
PRESS RELEASE	Fax 804.289.9770

Contact:	FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

The Brink’s Company Comments on MMI Announcement

RICHMOND, Va., November 30, 2007 – The Brink’s Company (NYSE: BCO), a global leader in security-related services, today confirmed that it has received notice that MMI Investments, L.P. intends to nominate four individuals for election to the board of directors at The Brink’s Company’s 2008 Annual Meeting. The Brink’s Company’s board of directors will consider these nominations in due course.

The Brink’s board of directors and management remain highly committed to enhancing value for all shareholders. As announced on November 28, 2007, Brink’s has retained Monitor Group in connection with a thorough re-examination of the company’s strategic alternatives for creating shareholder value.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is a global leader in security-related services that operates two businesses: Brink’s, Incorporated and Brink’s Home Security. Brink’s, Incorporated is the world’s premier provider of secure transportation and cash management services. Brink’s Home Security is one of the largest and most successful residential alarm companies in North America. For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

Important Information

In connection with its 2008 annual meeting of shareholders, The Brink’s Company plans to file with the Securities and Exchange Commission (SEC) and mail to its shareholders eligible to vote at the 2008 annual meeting of shareholders a definitive proxy statement. THE COMPANY ADVISES ITS SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of the definitive proxy statement and other documents that the company files with the SEC at the SEC’s website at http://www.sec.gov. The definitive proxy statement and these other documents may also be obtained free of charge from The Brink’s Company upon request by contacting the Corporate Secretary at 1801 Bayberry Court, P. O. Box 18100, Richmond, Virginia 23226-8100.

Certain Information Regarding Participants

The Brink’s Company, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from the company’s security holders in connection with its 2008 annual meeting of shareholders. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its definitive proxy statement dated March 23, 2007, each of which has been filed with the SEC. Additional information regarding such individuals will be included in the definitive proxy statement for the 2008 annual meeting of shareholders. To the extent holdings of the company’s securities have changed from the amounts included in the definitive proxy statement dated March 23, 2007, such changes have been reflected on Forms 4 and 5 filed with the SEC and will be reflected in the definitive proxy statement for the 2008 annual meeting of shareholders.

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